Rhino Resource Partners LP Announces Appointment of Chief Executive Officer

LEXINGTON, KY—(Marketwired - Nov 22, 2016) - Rhino Resource Partners LP (OTCQB: RHNO) (“Rhino” or the “Partnership”) today announced that the board of directors of Rhino GP LLC (“Rhino GP”), the general partner of Rhino, appointed Richard A. Boone as Chief Executive Officer (“CEO”) of Rhino GP, effective as of January 1, 2017. Mr. Boone has served as President of Rhino GP since September 2016 and prior to that as Executive Vice President and Chief Financial Officer since June 2014. Mr. Boone will succeed Joseph E. Funk, who has served as CEO of Rhino GP since November 2014. Mr. Funk will serve as a senior advisor to the Partnership from January 1, 2017 through March 31, 2017 and will discontinue his employment at such time.

Mr. Boone stated, “I appreciate the confidence the board of directors has shown in me to lead Rhino forward and continue our industry leading standard in safety, while delivering optimal value for our unitholders. Mr. Funk successfully led Rhino through one of the most difficult coal markets the industry has ever experienced, since his appointment as CEO in 2014. I look forward to working with him during this transition period and I appreciate his guidance during his tenure as CEO here at Rhino.”

Mr. Funk stated, “I am pleased that the board has chosen Rick Boone as the new CEO for Rhino. Upon my appointment as CEO, Mr. Boone and his team was the cornerstone of the company, from which Rhino continued to build strength and perform well in a very difficult coal market. Without him, and the support of his team, Rhino would not be in the strong position it finds itself today. I would like to personally thank him and his management team for their support to the company and myself since joining Rhino. I know he and his team will have continued success at Rhino and I look forward to watching their progress in the future. I also want to thank the rest of the entire Rhino family; they have been outstanding in both their performance as employees and individuals in life. I could not be prouder of them. Thank you all.”

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States.

Additional information regarding Rhino is available at its web site — RhinoLP.com.

About Royal Energy Resources, Inc.

Royal Energy Resources, Inc. (OTCBB: ROYE) is a diversified energy company, with investments and holdings in coal, gas and renewable energy assets in North America. Royal is the majority equity owner of Rhino Resource Partners LP, and its general partner, Rhino GP LLC. Additional information regarding Royal is available on its web site — www.royalenergy.us.

Investor Contact:
Scott Morris
+1 859.519.3622
smorris@rhinolp.com